Exhibit 5.1

Dentons Canada LLP 77 King Street West, Suite 400 Toronto-Dominion Centre Toronto, ON, Canada M5K 0A1 大成 Salans FMC SNR Denton McKenna Long dentons.com

August 21, 2020

Green Thumb Industries Inc.

325 West Huron Street, Suite 412

Chicago, Illinois 60654

Dear Ladies and Gentlemen:

RE:    Registration on Form S-1

We have acted as counsel to Green Thumb Industries Inc., a company incorporated under the Business Corporations Act (British Columbia) (the “Company”), in connection with the Company’s filing of a registration statement on Form S-1 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is being furnished to the Company in connection with the filing of the Registration Statement relating to the registration of up to 10,000,000 Subordinate Voting Shares in the capital of the Company (the “Shares”).

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and other instruments, such certificates of public officials and officers or other representatives of the Company and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the Registration Statement, the Company’s Amended and Restated Articles (the “Articles”) and the Company’s Notice of Articles, as amended (the “Notice of Articles”). We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, the legal power and authority of all persons signing on behalf of parties to all documents and the completeness and accuracy of the corporate records of the Company in our possession as of the date hereof.

We have also assumed that at all relevant times:

(a)

the Company has had and continues to have the necessary corporate power and capacity to execute, deliver and perform its obligations under the terms and conditions of any purchase or other agreement relating to the issuance, sale and/or delivery of the Shares to which the Company is party (any such agreement, the “Agreement”);

(b)

all necessary corporate action was and has been taken by the Company to duly authorize the execution and delivery by the Company of the Agreement and the performance of its obligations under the terms and conditions thereof;

(c)

all necessary corporate action was and has been taken by the Company to duly authorize the terms of the offering of the Shares and related matters, including the setting of the issue price of the Shares in compliance with the Business Corporations Act (British Columbia);

(d)

the Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; and (iii) is enforceable in accordance with its terms against all parties thereto;

Dentons Canada LLP 77 King Street West, Suite 400 Toronto-Dominion Centre Toronto, ON, Canada M5K 0A1 大成 Salans FMC SNR Denton McKenna Long dentons.com

(e)

the execution and delivery of the Agreement and the performance by the Company of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the Articles or Notice of Articles, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company or applicable law;

(f)

the authorization, sale, delivery and issuance of the Shares do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the Articles or Notice of Articles, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company or applicable law; and

(g)

the terms of the offering of the Shares and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the Articles or Notice of Articles, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law.

Our opinion is expressed only with respect to the Business Corporations Act (British Columbia). We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal, provincial or state securities law, rule or regulation.

On the basis of the foregoing and subject to the assumptions, limitations and qualifications set forth in this letter, we are of the opinion that, upon payment for the Shares provided for in the applicable Agreement and when issued, sold and delivered in accordance with the Agreement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dentons Canada LLP

Dentons Canada LLP